UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/31/2009

Kraft Foods Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16483

Virginia	52-2284372
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Lakes Drive, Northfield, IL 60093-2000
(Address of principal executive offices, including zip code)

(847) 646-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On July 31, 2009, Kraft Foods' wholly owned subsidiary, Kraft Foods Global, Inc. ("KFGI"), notified Deutsche Bank Trust Company Americas, as successor indenture trustee, of its election to redeem all of its outstanding $200 million 7% Debentures Due June 15, 2011 (the "Redeemed Debentures") at a redemption price of 100% (the "Redemption Price") plus accrued and unpaid interest to that date. KFGI expects to redeem the debentures on September 3, 2009 (the "Redemption Date"). On the Redemption Date, the Redemption Price will become due and payable and interest on the Redeemed Debentures will cease to accrue. Following the Redemption Date, all 7% Debentures Due June 15, 2011 will be paid in full and no securities will be outstanding under the indenture dated as of June 15, 1981, as supplemented, between KFGI and Deutsche Bank Trust Company Americas as successor indenture trustee. Upon early extinguishment of this debenture, we expect to record a loss of approximately $14 million. We also expect to fund the Redemption Price with cash from operations or through the issuance of commercial paper.

This Form 8-K contains forward-looking statements regarding our election to redeem the debentures; our expectation to record a loss of approximately $14 million; and our expectation to fund the Redemption Price with cash from operations or through the issuance of commercial paper. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, the effects of the continuing or worsening economic environment on the credit markets, changes in our credit rating, our ability to repay our debt and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Inc.

Date: July 31, 2009	By:	/s/ Timothy R. McLevish
Timothy R. McLevish
Executive Vice President and Chief Financial Officer